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                      August 24, 2021

       Victor Haddock-Morales
       Chief Financial Officer
       TRIPLE-S MANAGEMENT CORP
       1441 F.D. Roosevelt Avenue
       San Juan, Puerto Rico 00920

                                                        Re: TRIPLE-S MANAGEMENT
CORP
                                                            Form 10-K for
fiscal year December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-33865

       Dear Mr. Haddock-Morales:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance